Exhibit 5.2

Rio de Janeiro, October 9, 2003

To:

Companhia Vale do Rio Doce

Vale Overseas Limited

Avenida Graça Aranha

No. 26, 17th floor

Rio de Janeiro, RJ. Brazil.

200005-900

Ladies and Gentlemen:

1. We have acted as special Brazilian counsel for Companhia Vale do Rio Doce (“CVRD”), a corporation organized and existing under the laws of Brazil, and for Vale Overseas Limited (“Vale Overseas”), a company organized and existing under the laws of the Cayman Islands, in connection with the Registration Statement on Form F–4 (“Registration Statement”) filed with the United States Securities and Exchange Commission by CVRD and Vale Overseas for the purpose of registering under the United States Securities Act 1933 (“Act”), as amended, the Company’s Series B 9.0% Guaranteed Notes due 2013 (“Notes”). The Notes are unconditionally and irrevocably guaranteed (“Guaranty”) by CVRD. All capitalized terms used herein not otherwise defined shall have the meanings assigned to such terms in the Registration Statement.

2. In rendering the opinions set forth below, we have examined a copy of the above mentioned Registration Statement, as well as copies of the documents listed below:

(a) consolidated and updated by-laws of CVRD as modified by the Extraordinary General Shareholders’ Meeting held on April 16, 2003;

(b) certified copy of the minutes of the meeting of Board of Directors (Conselho de Administração) of CVRD held on July 23, 2003, which approved the issuance of the Guaranty by CVRD;

(c) copy of the Second Supplemental Indenture among Vale Overseas, CVRD and JP Morgan Chase Bank, dated August 8, 2003 (the “Second Indenture”); and

(d) the form of the Notes to be executed by Vale Overseas.

The Second Indenture and the form of the Notes collectively being referred herein as the “Transaction Documents”.

3. We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of all records, agreements, instruments and documents, and we have made such investigations of law, as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. For the purposes hereof, we have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents and the completeness of all documents submitted to us in agreed form, certified copies or photocopies and the authenticity of the original where certified copies or photocopies have been submitted, the conformity to original documents and completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents. We have also assumed that:

(i) no provision of the Transactions Documents conflicts with, or is otherwise unenforceable under, the laws of any jurisdiction (other than Brazil); and

(ii) the execution and delivery of the Notes have been duly authorized pursuant to applicable law (other than Brazilian law).

4. We have also assumed without any independent investigation or verification of any kind the validity, legality, binding effect and enforceability of each of Transaction Documents under the laws of (i) the State of New York; and (ii) the Cayman Islands.

5. We have not been requested to, and do not express any opinion herein as to the validity, legality, binding effect and enforceability of the Series A 9.0% Guaranteed Notes due 2013 under Brazilian law, to the extent that Brazilian law may be applicable thereto.

6. Based upon the foregoing and subject to the reservations set forth herein, we are of the opinion that:

(a) the execution and delivery of the Guaranty have been authorised by all necessary corporate action of CVRD; and

(b) the statements contained in the Prospectus constituting part of the Registration Statement under the caption “Enforcement of Civil Liabilities Against Non-U.S. Persons—CVRD” insofar as such statements constitute summaries of the legal matters and procedures under the laws of Brazil fairly summarize the matters referred to therein.

7. The foregoing opinions are subject to the following qualifications:

(i) in case it is necessary to enforce the rights provided for in the Transaction Documents in Brazilian courts (to the extent that Brazilian courts may have jurisdiction) or to present any of such documents to public entities in Brazil, the documents in which any of such right is set forth will have to be translated into Portuguese by a certified translator and registered with the appropriate Registry of Deeds and Documents in Brazil (for which translation and registration fees must be paid). Such translation and registration may be effected immediately prior to any such enforcement or presentation. Powers of attorney must be attested by a notary public and, if executed abroad, legalised with the nearest Brazilian consulate in order to be valid in Brazil. Should any of the Transaction Documents be executed by a foreign party abroad, it is advisable, solely for the purpose of further evidencing the legitimacy of the signatures to the documents, that such documents also be executed before a notary public and legalised with the nearest Brazilian consulate, for presentation to Brazilian governmental authorities. Once the above requirements are met (other than notarisation and legalisation which, except for powers of attorney, are advisable only), each of the Transaction Documents will be in proper legal form under the laws of Brazil for the enforcement thereof in such jurisdiction;

(ii) the enforceability of each Transaction Document or such related documents in the courts of Brazil is subject to the payment of certain expenses and court fees;

(iii) a final conclusive judgment for the payment of money rendered by any Federal or State Court in the City, County and State of New York in respect of any Transaction Document would be recognized in the courts of Brazil (to the extent that Brazilian courts may have jurisdiction) and such courts would enforce such judgment without any retrial or re-examination of the merits of the original action only if such judgment has been previously ratified by the Federal Supreme Court of Brazil, such ratification being available only if: (a) the judgment fulfills all formalities required for its enforceability under the laws of the State of New York, (b) the judgment was issued by a competent court after proper service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (c) the judgment is not subject to appeal, (d) the judgment was authenticated by a Brazilian consulate in the State of New York, (e) the judgment was translated by a certified translator and (f) the judgment is not against Brazilian national sovereignty, public policy or good morals;

(iv) the assumption of commitments by individuals or legal entities, resident, domiciled or headquartered in Brazil, from which a request for a foreign exchange transfer abroad may arise, should always be preceded by a favourable opinion from the Central Bank of Brazil pursuant to an application to be made at the time of the original transaction. CVRD has obtained a favourable opinion from the Central Bank of Brazil for the granting of a guarantee in respect of the issuance of the Series A 9.0% Guaranteed Notes due 2013, in accordance with Letter DECEC/GTRJA/COAUT No. 40.0226/2003 issued by the Central Bank of Brazil on August 1, 2003, whereby (i) at the time the guarantee contemplated thereby is required to be honoured, CVRD shall obtain from the Central Bank of Brazil a certificate of authorization for remittance abroad, in compliance with item 5 of Circular-Letter No. 2619 issued by the Central Bank of Brazil on February 14, 1996; and (ii) for purposes of remittance abroad of funds by CVRD, the limit for the granting of guarantees of such nature will be the percentage of the debt corresponding to the equity participation of CVRD in the sharecapital of Vale Overseas;

(v) any payment in U.S. Dollars by CVRD in connection with the Transaction Documents is subject to CVRD obtaining the applicable authorization of the Central Bank of Brazil for remittance thereof;

(vi) in case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing in Brazil on the date of declaration of bankruptcy, and the amount so determined shall be the amount to be considered for all purposes of the Brazilian Bankruptcy Law. Any judgment obtained against CVRD in the courts of Brazil in respect of any sum payable by it under any of the Transaction Documents will be expressed in the Brazilian currency equivalent to the U.S. Dollars of such sum at the commercial exchange rate on the date at which such judgment is obtained, such sum being corrected in accordance with the exchange variation until the effective payment. The conversion of such Brazilian currency into U.S. Dollars and remittance thereof abroad would be subject to the prior authorization of the Central Bank of Brazil;

(vii) the enforceability of the Transaction Documents is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles. Under the Brazilian Bankruptcy Law (Decree-law No. 7661 of June 21, 1945 as amended), applicable to bankruptcy proceedings administered in Brazil under Brazilian law generally, claims shall be classified in the following order of priority: (a) claims for damages caused by accidents at work and other claims relating to employment; (b) tax and social security claims; (c) claims for expenses incurred by the bankrupt estate; (d) secured claims; (e) personal claims enjoying special privilege; (f) personal claims enjoying general privilege, (g) ordinary claims and (h) subordinated debenture claims; and

(viii) we express no opinion as to any agreement, instrument or document other than the Transaction Documents.

8. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the captions

“Certain Tax Consequences of the Exchange Offer”, “Validity of the New Notes”

and “Enforcement of Civil Liabilities Against Non-U.S. Persons—CVRD” contained in the Prospectus in such Registration Statement.

9. The opinions expressed herein are limited to the laws of Brazil as presently existing and we do not purport to express any opinion on any questions arising under the laws of any other jurisdiction.

10. This opinion is delivered to CVRD pursuant to the above mentioned Registration Statement. This opinion may not be relied upon by CVRD for any other purpose, or, to the extent set forth in paragraph 8 above, relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Yours faithfully,

PINHEIRO NETO-ADVOGADOS

By:	/S/ RICARDO E. VIEIRA COELHO